Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Christine Battist, 763-577-2828

THE MOSAIC COMPANY REPORTS STRONG

FISCAL YEAR 2010 FOURTH QUARTER EARNINGS GROWTH

PLYMOUTH, MN, July 22, 2010 – The Mosaic Company (NYSE: MOS) announced today net earnings of $396.1 million, or $0.89 per diluted share, for the fourth quarter ended May 31, 2010. These results compare with net earnings of $146.9 million, or $0.33 per diluted share, for the fourth quarter ended May 31, 2009.

KEY ITEMS

•	Total phosphate sales volumes were 2.3 million tonnes and the average diammonium phosphate (DAP) selling price was $438 per tonne

•	Potash sales volumes rebounded from 0.6 million tonnes a year ago to 1.8 million tonnes and the average muriate of potash (MOP) selling price was $336 per tonne

•	Gross margin as a percent of net sales improved to 37 percent, compared to 13 percent in the prior year

•	Foreign currency transaction losses were $0.6 million versus losses of $297.9 million, or $0.42 per share last year

•	Income tax expense was $138.8 million compared to a benefit of $330.3 million a year ago

•	Cash flow from operating activities was $532.1 million for the fourth quarter of fiscal 2010 an improvement of $226.3 million from the prior year

•	The Company maintained a strong financial position with cash and cash equivalents of $2.5 billion as of May 31, 2010

•

A recently issued permit for an extension of Mosaic’s South Fort Meade phosphate rock mine is being challenged in Federal court. If a preliminary injunction requested by the plaintiffs is granted, the Company’s phosphate operations could be impacted.

Mosaic had net sales in the fourth quarter of fiscal 2010 of $1.9 billion, an increase from $1.6 billion, or 17 percent, compared to the same period last year.

Mosaic’s gross margin for the fourth quarter of fiscal 2010 was $687.6 million, or 37 percent of net sales, compared with $204.1 million, or 13 percent of net sales, a year ago. Fourth quarter operating earnings were $547.6 million, an improvement of $421.3 million over the prior year. The increases in gross margin and operating earnings were primarily due to improved phosphates selling prices, lower sulfur costs and increased potash sales volumes, partially offset by lower potash selling prices.

“We are pleased with our strong fourth quarter results,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Crop nutrient application rates and shipments have snapped back from last year’s levels and a strong recovery in both the phosphates and potash markets is underway.”

Phosphates

Net sales in the Phosphates segment were $1.2 billion for the fourth quarter, comparable to the prior year. Phosphates’ fourth quarter gross margin was $306.6 million, or 26 percent of net sales, compared with a loss of $31.9 million for the same period a year ago. Operating earnings were $221.1 million, an increase of $300.3 million over the fourth quarter of fiscal 2009, primarily due to higher selling prices and lower sulfur costs. In addition, fiscal 2009 fourth quarter results included a $61.4 million inventory lower of cost or market write-down.

The average fourth quarter DAP selling price, FOB plant, was $438 per tonne, compared to $365 a year ago and $336 in the third quarter of fiscal 2010.

Phosphates segment total sales volumes were 2.3 million tonnes, compared to 2.5 million tonnes a year ago. Declines in International and Blend crop nutrient volumes from the year ago quarter were partially offset by an increase in North American crop nutrient demand.

Mosaic’s North American phosphate production was 1.9 million tonnes compared with 2.0 million tonnes a year ago.

“Our Phosphates gross margin increased significantly compared to a year ago due to strong demand, solid execution, the rebound in phosphate prices, product mix shifts and improved sentiment in agricultural commodity markets,” said Prokopanko. “The phosphate market is robust. North American producer inventories are likely to remain below average throughout this fiscal year and demand remains strong, particularly in India, Brazil and North America.”

Potash

Net sales in the Potash segment totaled $696.5 million for the fourth quarter, nearly double the level of sales from a year ago of $386.8 million. The Potash segment’s gross margin increased to $378.1 million in the fourth quarter, or 54 percent of net sales, compared with $221.2 million, or 57 percent of net sales in the same period last year. Operating earnings were $346.9 million in the fourth quarter, compared to $198.6 million in the prior year. The improvement in fourth quarter operating earnings was due to significantly improved sales volumes and the favorable effect of higher production volumes, partially offset by a decline in selling prices.

The average fourth quarter MOP selling price, FOB plant, was $336 per tonne compared to $540 a year ago and was down modestly from $356 in the third quarter of fiscal 2010.

The Potash segment’s total sales volume for the fourth quarter of fiscal 2010 nearly tripled from a year ago to 1.8 million tonnes as a result of rebounding demand in all key markets.

Potash production was 1.9 million tonnes, up sharply from 0.7 million tonnes a year ago. Production rates were increased in the third quarter and continued in the fourth quarter due to improved demand for potash.

“Our potash business is returning to normal, demand is getting back on track and shipments are expected to recover in a two-step process. North American producer inventories have declined sharply during the last six months and are expected to remain at or near 3-year averages throughout the fiscal year,” said Prokopanko.

Other

Selling, general and administrative expenses were $113.7 million compared to $83.3 million for the same period a year ago. The increase was due to a variety of items including higher incentive compensation and consulting costs.

A foreign currency transaction loss of $0.6 million was recorded in the fourth quarter compared to a loss of $297.9 million for the same period last year. The year ago loss was largely the result of the effect of a weaker U.S. dollar on significant U.S. dollar denominated intercompany receivables and cash held by Mosaic’s Canadian subsidiaries. The Company intentionally does not hedge this activity as it does not represent economic or cash flow exposure.

Net unrealized mark-to-market derivative gains, included in cost of goods sold, were $9.3 million compared to net unrealized derivative gains of $30.9 million a year ago.

Income tax expense was $138.8 million in the fourth quarter resulting in an effective tax rate of 26 percent, compared to an income tax benefit of $330.3 million for the same period last year.

Cash flow provided by operating activities in the fourth quarter of fiscal 2010 was $532.1 million compared to $305.8 million in the year ago quarter. The increase in cash flow from operating activities, primarily due to higher net earnings, funded the Company’s increased capital expenditures in the quarter of $275.0 million. Mosaic’s total debt and cash and cash equivalents as of May 31, 2010 were $1.3 billion and $2.5 billion, respectively.

Year-to-Date

For the year ended May 31, 2010, net sales were $6.8 billion, a decline of 34 percent from $10.3 billion reported in fiscal 2009. Year-to-date operating earnings were $1.3 billion compared to $2.4 billion for the same period last year. Operating earnings in fiscal 2010 results include a $51.2 million pre-tax charge related to the write-off of certain assets while operating earnings in fiscal 2009 results include a $383.2 million inventory lower of cost or market write-down. A foreign currency transaction loss of $32.4 million was recorded for fiscal 2010 compared with a loss of $131.8 million for the same period a year ago. Unrealized mark-to-market derivative gains, primarily on natural gas contracts, included in cost of goods sold, were $72.7 million compared to losses of $134.6 million the prior year. Equity earnings in non-consolidated entities was a loss of $10.9 million compared with earnings of $100.1 million last year. Fiscal 2009 results also included a $673.4 million gain on the sale of Mosaic’s interest in Saskferco Products ULC in October 2008.

Market Outlook

Back-to-back record harvests have built global grain and oilseed stocks to more secure levels. However, grain and oilseed demand continues to increase at a swift and steady pace and farmers will need to continue to plant record area and reap record yields in order to meet projected demand.

Recent statistics indicate a strong recovery in phosphate and potash demand is underway. After the industry slowdown in 2009, phosphate shipments have nearly recovered in one big step while potash shipments are expected to recover in two steps.

Global phosphate shipments are projected to climb to 54 to 56 million tonnes in calendar 2010 and 55 to 57 million tonnes in calendar 2011. Key growth regions for phosphates include India, Brazil, and Argentina. India’s phosphate imports could reach record levels during the fertilizer year ending March 2011 with estimates in the 7.5 million tonne range, assuming normal monsoon rainfall. Brazil imports are expected to be around 2.5 million tonnes in calendar 2010 with peak shipments expected over the next 60 days.

Global potash shipments are projected to climb to 46 to 48 million tonnes in calendar 2010 and to further increase to 52 to 54 million tonnes in calendar 2011. Imports by Brazil, China, India and other Asian regions are expected to drive the increase in potash demand. Brazilian shipments are estimated to be over 6 million tonnes in 2010 while China’s imports are estimated to be in the 5.5 million tonne range. India’s appetite for potash is expected to rebound to 5.8 million tonnes in calendar 2010.

“Mosaic’s future is bright. Phosphate demand is strong, potash demand is recovering and prospects for the agricultural sector are positive. Market sentiment is improving and is beginning to align with positive underlying fundamentals,” Prokopanko added.

Financial Guidance

Total sales volumes for the Phosphates segment are expected to range from 2.8 to 3.2 million tonnes for the first quarter of fiscal 2011. Mosaic’s realized DAP price, FOB plant, for the first quarter of fiscal 2011 is estimated to be $410 to $440 per tonne.

Total sales volumes for the Potash segment are expected to range from 1.2 to 1.5 million tonnes for the first quarter of fiscal 2011. Significantly higher sales volumes are expected in the Company’s second fiscal quarter. Mosaic’s realized MOP price, FOB plant, for the first quarter of fiscal 2011 is estimated to be in the range of $300 to $330 per tonne.

The Company’s operating rate at its North American phosphates operations is expected to range between 85 and 90 percent of capacity during the first quarter. The first quarter operating rate in the Potash segment is expected to range between 60 and 65 percent, down from the fourth quarter due to planned seasonal turnarounds.

The Company continues to advance its brownfield potash expansion plans at its three Saskatchewan, Canada mine sites and to fund projects that improve efficiencies. Capital spending for fiscal 2011 is expected to range from $1.4 billion to $1.6 billion. In addition, the Company has closed on a $385 million investment in the Miski Mayo phosphate rock mine joint venture located in the Bayovar region of Peru which will be accounted for as an equity investment.

Selling, general and administrative expenses are estimated to range between $360 million to $380 million in fiscal 2011.

Mosaic estimates an effective income tax rate in the 30 percent range, exclusive of the expected sale of the Company’s equity investment in Fosfertil S.A.

Canadian resource taxes and royalties for fiscal 2011 will continue to be favorably impacted by the resource tax deduction related to the Company’s potash expansion plans. Canadian resource taxes and royalties are estimated to range between $150 million to $200 million in fiscal 2011. Management’s estimate of the resource tax and royalties requires management to make significant assumptions about a number of factors, primarily projected selling prices and volumes, capital spending and foreign currency exchange rates. Canadian resource taxes and royalties are included as a component of cost of goods sold in the Company’s consolidated income statement.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Friday, July 23, 2010 at 10:00 a.m. EDT to discuss fourth quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-713-4215 and the passcode is 75349645. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended May 31,		Years ended May 31,
	2010	2009	2010	2009
Net sales	$1,860.3	$1,593.5	$6,759.1	$10,298.0
Cost of goods sold	1,172.7	1,328.0	5,065.8	7,148.1
Lower of cost or market write-down	—	61.4	—	383.2

Gross margin	687.6	204.1	1,693.3	2,766.7
Selling, general and administrative expenses	113.7	83.3	360.3	321.4
Other operating expenses	26.3	(5.5)	62.2	44.4

Operating earnings	547.6	126.3	1,270.8	2,400.9
Interest expense, net	12.8	16.2	49.6	43.3
Foreign currency transaction loss	0.6	297.9	32.4	131.8
(Gain) on sale of equity investment	—	—	—	(673.4)
Other expense (income)	5.8	(0.4)	(0.9)	(6.5)

Earnings (loss) from consolidated companies before income taxes	528.4	(187.4)	1,189.7	2,905.7
Provision for (benefit from) income taxes	138.8	(330.3)	347.3	649.3

Earnings from consolidated companies	389.6	142.9	842.4	2,256.4
Equity in net earnings (loss) of nonconsolidated companies	6.9	5.6	(10.9)	100.1

Net earnings including non-controlling interests	396.5	148.5	831.5	2,356.5
Less: Net earnings attributable to non-controlling interests	0.4	1.6	4.4	6.3

Net earnings attributable to Mosaic (a)	$396.1	$146.9	$827.1	$2,350.2

Diluted net earnings per share attributable to Mosaic (a)	$0.89	$0.33	$1.85	$5.27

Diluted weighted average number of shares outstanding	446.9	446.1	446.6	446.2

(a)

Mosaic adopted an accounting standard effective June 1, 2009, codified in Accounting Standards Codification Topic 810, which, among other things, changed the presentation format and certain captions of the Consolidated Statement of Earnings and Consolidated Balance Sheet. Mosaic uses the captions recommended by this standard in its Condensed Consolidated Financial Statements, such as “Net earnings attributable to Mosaic” and “Diluted net earnings per share attributable to Mosaic.” However, in the preceding release Mosaic has shortened this language to “net earnings” and “earnings per share,” respectively.

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	May 31, 2010	May 31, 2009
Assets
Current assets:
Cash and cash equivalents	$2,523.0	$2,703.2
Receivables, net	614.8	597.6
Inventories	1,002.3	1,125.9
Deferred income taxes	115.7	205.4
Assets and investments held for sale	399.6	—
Other current assets	319.4	675.7

Total current assets	4,974.8	5,307.8
Property, plant and equipment, net	5,465.6	4,899.3
Investments in nonconsolidated companies	54.7	357.8
Goodwill	1,763.2	1,734.1
Other assets	449.4	377.2

Total assets	$12,707.7	$12,676.2

Liabilities and Equity
Current liabilities:
Short-term debt	$83.1	$92.7
Current maturities of long-term debt	15.2	43.3
Accounts payable and accrued liabilities	1,172.1	1,093.4
Accrued income taxes	0.1	327.6
Deferred income taxes	33.4	64.8

Total current liabilities	1,303.9	1,621.8
Long-term debt, less current maturities	1,245.6	1,256.5
Deferred income taxes	501.7	456.6
Other noncurrent liabilities	908.1	826.1

The Mosaic Company’s Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of May 31, 2010 and May 31, 2009	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized:
Class B common stock, none issued and outstanding as of May 31, 2010 and May 31, 2009	—	—
Common stock, 445,439,994 and 444,513,300 shares issued and outstanding as of May 31, 2010 and May 31, 2009, respectively	4.5	4.4
Capital in excess of par value	2,523.0	2,483.8
Retained earnings	5,905.3	5,746.2
Accumulated other comprehensive income	289.4	258.6

Total Mosaic stockholders’ equity	8,722.2	8,493.0
Non-controlling interests	26.2	22.2

Total equity	8,748.4	8,515.2

Total liabilities and equity	$12,707.7	$12,676.2

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended May 31,		Years ended May 31,
	2010	2009	2010	2009
Cash Flows from Operating Activities
Net earnings including non-controlling interests	$396.5	$148.5	$831.5	$2,356.5
Adjustments to reconcile net earnings including non-controlling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	112.4	93.0	445.0	360.5
Lower of cost or market write-down	—	61.4	—	383.2
Deferred income taxes	15.1	(256.8)	51.1	(138.9)
Equity in net loss (earnings) of nonconsolidated companies, net of dividends	(5.0)	(5.6)	12.8	(68.4)
Accretion expense for asset retirement obligations	6.4	7.4	29.6	34.4
Stock-based compensation expense	3.0	5.0	23.5	22.5
Unrealized (gain) loss on derivatives	(16.1)	21.4	(103.3)	166.2
Gain on sale of equity investment	—	—	—	(673.4)
Proceeds from Saskferco note receivable	—	—	—	51.1
Excess tax benefits related to stock option exercises	(0.1)	(1.7)	(3.3)	(6.5)
Other	(0.7)	2.6	1.8	0.8
Changes in assets and liabilities:
Receivables, net	(21.0)	9.5	(38.3)	335.5
Inventories, net	(80.0)	237.2	92.0	(178.7)
Other current and noncurrent assets	91.4	(174.8)	278.0	(480.3)
Accounts payable	71.3	(39.9)	156.8	(686.8)
Accrued liabilities and income taxes	(19.1)	244.8	(387.2)	(44.4)
Other noncurrent liabilities	(22.0)	(46.2)	(34.0)	(190.7)

Net cash provided by operating activities	532.1	305.8	1,356.0	1,242.6
Cash Flows from Investing Activities
Capital expenditures	(275.0)	(174.3)	(910.6)	(781.1)
Proceeds from sale of equity investment	—	—	—	745.7
Proceeds from sale of businesses	4.7	—	17.6	—
Restricted cash	—	(1.1)	22.8	(29.7)
Investments in nonconsolidated companies	—	(17.3)	—	(17.3)
Other	(0.6)	0.4	3.9	0.8

Net cash used in investing activities	(270.9)	(192.3)	(866.3)	(81.6)
Cash Flows from Financing Activities
Payments of short-term debt	(79.1)	(91.4)	(334.2)	(401.4)
Proceeds from issuance of short-term debt	65.4	99.6	324.6	366.7
Payments of long-term debt	(5.1)	(3.9)	(43.7)	(108.8)
Proceeds from issuance of long-term debt	1.5	—	2.1	0.1
Payment of tender premium on debt	—	—	(5.7)	—
Proceeds from stock options exercised	1.7	0.3	12.5	4.6
Dividend paid to minority shareholder	(0.6)	(1.6)	(1.5)	(3.7)
Excess tax benefits related to stock option exercises	0.1	1.7	3.3	6.5
Cash dividends paid	(22.3)	(22.3)	(668.0)	(88.9)

Net cash used in financing activities	(38.4)	(17.6)	(710.6)	(224.9)
Effect of exchange rate changes on cash	8.4	78.3	40.7	(193.6)

Net change in cash and cash equivalents	231.2	174.2	(180.2)	742.5
Cash and cash equivalents - beginning of period	2,291.8	2,529.0	2,703.2	1,960.7

Cash and cash equivalents - end of period	$2,523.0	$2,703.2	$2,523.0	$2,703.2

Condensed Consolidated Financial Highlights

The Mosaic Company	(dollars in millions)

	Three months ended May 31,		Increase/ (Decrease)		Years ended May 31,		Increase/ (Decrease)

	2010	2009 (d)	Amount	%	2010	2009 (d)	Amount	%
Net sales:
Phosphates (a)	$1,187.9	$1,187.6	$0.3	0%	$4,731.1	$7,409.9	$(2,678.8)	(36%)
Potash	696.5	386.8	309.7	80%	2,174.1	2,817.2	(643.1)	(23%)
Corporate/Other (b)	(24.1)	19.1	(43.2)	NM	(146.1)	70.9	(217.0)	NM

	$1,860.3	$1,593.5	$266.8	17%	$6,759.1	$10,298.0	$(3,538.9)	(34%)

Gross margin:
Phosphates (c)	$306.6	$(31.9)	$338.5	NM	$648.2	$1,229.9	$(581.7)	(47%)
Potash	378.1	221.2	156.9	71%	1,034.6	1,505.9	(471.3)	(31%)
Corporate/Other (b) (c)	2.9	14.8	(11.9)	(80%)	10.5	30.9	(20.4)	(66%)

	$687.6	$204.1	$483.5	237%	$1,693.3	$2,766.7	$(1,073.4)	(39%)

Operating earnings (loss):
Phosphates (c)	$221.1	$(79.2)	$300.3	NM	$349.5	$961.7	$(612.2)	(64%)
Potash	346.9	198.6	148.3	75%	922.8	1,409.9	(487.1)	(35%)
Corporate/Other (b) (c)	(20.4)	6.9	(27.3)	NM	(1.5)	29.3	(30.8)	NM

	$547.6	$126.3	$421.3	334%	$1,270.8	$2,400.9	$(1,130.1)	(47%)

Depreciation, depletion and amortization:
Phosphates (e)	$67.3	$60.3	$7.0	12%	$293.8	$231.0	$62.8	27%
Potash	42.2	30.2	12.0	40%	140.1	119.4	20.7	17%
Corporate/Other	2.9	2.5	0.4	16%	11.1	10.1	1.0	10%

	$112.4	$93.0	$19.4	21%	$445.0	$360.5	$84.5	23%

(a)

Includes PhosChem sales and cost of goods sold for its other member of $71 million and $86 million for the three months ended May 31, 2010 and 2009, and $305 million and $700 million for the fiscal years ended May 31, 2010 and 2009, respectively. PhosChem is a consolidated subsidiary of Mosaic.

(b)	Includes elimination of intersegment sales.
(c)

The Phosphates segment impact of lower of cost or market inventory write-downs was $61.4 million and $377.4 million for the three months and fiscal year ended May 31, 2009, respectively. In addition, the Corporate/Other segment includes a $5.8 million lower of cost or market inventory write-down related to nitrogen products for the fiscal year ended May 31, 2009.

(d)	Adjusted to reflect the realignment of the Company’s reportable business segments in which the former Offshore segment has been included in the Phosphates segment.
(e)

Includes accelerated depreciation of $39.8 million associated with the permanent closure of previously idled facilities and equipment in our Phosphates operations for the fiscal year ended May 31, 2010.

The Mosaic Company	Key Statistics (unaudited)

		Three months ended May 31,		Increase/ (Decrease)		Years ended May 31,		Increase/ (Decrease)

		2010	2009	Amount	%	2010	2009	Amount	%

	Sales volumes
	(000 tonnes):
	Phosphates Segment
	Phosphates
Crop Nutrients (a):	North America	744	627	117	19%	2,855	2,254	601	27%
	International	932	1,076	(144)	(13%)	4,561	3,388	1,173	35%
	Crop Nutrient Blends (b)	363	535	(172)	(32%)	2,181	1,971	210	11%
	Feed Phosphates	159	130	29	22%	619	572	47	8%
	Other (c)	137	140	(3)	(2%)	818	764	54	7%

	Total Phosphates Segment Tonnes (a)	2,335	2,508	(173)	(7%)	11,034	8,949	2,085	23%

	Potash Segment
	Potash
Crop Nutrients (d):	North America	701	234	467	200%	2,111	1,505	606	40%
	International	989	236	753	319%	2,739	2,564	175	7%
	Non agricultural	144	177	(33)	(19%)	687	981	(294)	(30%)

	Total Potash Segment Tonnes	1,834	647	1,187	183%	5,537	5,050	487	10%

	Production volumes (North America)
	(000 tonnes):
	Phosphates (e)	1,922	1,995	(73)	(4%)	7,896	6,755	1,141	17%
	Potash	1,942	714	1,228	172%	5,210	5,885	(675)	(11%)

	Average selling price per metric tonne:
	DAP (f)	$438	$365	$73	20%	$327	$726	$(399)	(55%)
	Crop Nutrient Blends (b) (g)	413	409	4	1%	396	634	(238)	(38%)
	MOP (f)	336	540	(204)	(38%)	352	521	(169)	(32%)

	Average price for key raw materials:

	Ammonia (tonne)	$309	$296	$13	4%	$265	$524	$(259)	(49%)
	Sulfur (long ton) (North America)	131	201	(70)	(35%)	71	485	(414)	(85%)

	Canadian resource taxes and royalties (h)	$42	$26	$16	62%	$128	$416	$(288)	(69%)

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and urea sold in countries outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	Includes crop nutrient dry concentrates and animal feed ingredients.
(f)	FOB plant, sales to unrelated parties.
(g)	FOB destination.
(h)	Amounts in millions of U.S. dollars.